Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Blake Stowell/Marc Modersitzki	Dave Close/Avi Dines
The SCO Group	Schwartz Communications
bstowell@sco.com	sco@schwartz-pr.com
Tel: (801) 932-5703/ (801) 932-5635	Tel: (781) 684-0770
www.sco.com

SCO TO FILE LAWSUIT AGAINST DAIMLERCHRYSLER CORPORATION

Lawsuit Alleges Breach of DaimlerChrysler’s UNIX Software Agreement

DETROIT—March 3, 2004—The SCO Group, Inc. (NASDAQ: SCOX), the owner of the UNIX® operating system and a leading provider of UNIX-based solutions, today announced a lawsuit to be filed against DaimlerChrysler Corporation for its alleged violations of its UNIX software agreement with SCO.

SCO’s lawsuit seeks the following relief:

•                  Enter an order that DaimlerChrysler has violated § 2.05 of the Software Agreement by refusing to provide the certification of compliance with the “provisions” of that Agreement;

•                  Enter an order permanently enjoining DaimlerChrysler from further violations of the DC Software Agreement; and

•                  Issue a mandatory injunction requiring DaimlerChrysler to remedy the effects of its past violations of the DaimlerChrysler Software Agreement; and

•                  Award damages in an amount to be determined at trial; and

•                  Enter judgment in favor of Plaintiff together with costs, attorneys’ fees and any such other or different relief that the Court may deem to be equitable and just.

The lawsuit will be filed in the Oakland County Circuit Court in the State of Michigan today. The company will discuss this announcement as part of its regularly scheduled conference call related to first quarter earnings, scheduled for Wednesday, March 3 at 11:00 a.m. Eastern time. To participate on the call, individuals may dial 1-800-818-5264 or 1-913-981-4910 and use the confirmation code: 141144. Alternatively, a listen-only live web cast is available at http://ir.sco.com/medialist.cfm. Call participants are encouraged to dial in 15 minutes before the scheduled start time.

Forward-Looking Statements

This press release contains forward-looking statements regarding SCO’s lawsuit against DaimlerChrysler.  These forward-looking statements relate to SCO’s allegations against DaimlerChrysler and the relief sought by SCO.  These forward-looking statements are subject to risks and uncertainties including, without limitation, the risk that SCO may not be successful in its claims against DaimlerChrysler and that the pursuit of protections for SCO’s software agreements will require the expenditure of resources and may result in further litigation. These forward-looking statements are also subject to the risks and uncertainties set forth in SCO’s filings with the Securities and Exchange Commission.

About SCO

The SCO Group (NASDAQ:  SCOX) helps millions of customers in more than 82 countries to grow their businesses everyday. Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com.

SCO, and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group.

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